Exhibit 99.1

Press Release – For Immediate Release

Wednesday, February 5, 2025

Mifflinburg Bancorp, Inc., Reports Fourth Quarter 2024 Earnings

Mifflinburg, PA – Mifflinburg Bancorp, Inc. (“Corporation”) (OTC Pink: MIFF), parent company of Mifflinburg Bank and Trust Company (”Bank”), has released its unaudited consolidated financial statements for the three months and annual periods ended December 31, 2024.

Financial Results

Net income, as reported under U.S. Generally Accepted Accounting Principles (“GAAP”), for the quarter-ended December 31, 2024 was $421,000 compared to $590,000 for the same period in 2023, a 28.6% decrease. Net income, as reported under GAAP, for the year-ended December 31, 2024 was $4,481,000 compared to $4,153,000 for the same period in 2023, a 7.9% increase.  Earnings per share for the quarters-ended December 31, 2024 and 2023 were $0.23 and $0.32, respectively. Earnings per share for the years-ended December 31, 2024 and 2023 were $2.41 and $2.24, respectively. Return on average assets and return on average equity were 0.78% and 8.10% for the year ended December 31, 2024 compared to 0.76% and 7.95% for the corresponding period of 2023.

Net interest income for the quarter-ended December 31, 2024 was $4.5 million compared to $3.7 million for the same period in 2023, a 20.7% increase. Net interest income for the year-ended December 31, 2024 was $16.7 million compared to $14.5 million for the same period in 2023, a 15.3% increase. The significant increase in net interest income is primarily driven by loan growth of 12.5% year-to-date and by market interest rates starting to decline thus slowing the increase in cost of funds. Yield on earning assets increased 67 basis points, to 4.85% for the year-end December 31, 2024 compared to the year-ended December 31, 2023, while the cost of funds increased 47 basis points, to 2.29% for the same time period in 2023. The net interest margin, on a fully tax equivalent basis, increased from 2.75% for the year-ended December 31, 2023 to 3.05% for the year ended December 31, 2024.

The Bank recorded a provision for credit losses of $512,000 for the quarter-ended December 31, 2024 and $680,000 for the year-ended December 31, 2024, primarily the result of loan growth of 12.5%.

Non-interest income for the quarter-ended December 31, 2024 was $574,000 compared to $61,000 for the same period in 2023, an 841% increase. Non-interest income for the year-ended December 31, 2024 was $2.0 million compared to $1.4 million for the same period in 2023, a 37.3% increase. The increase in non-interest income quarter-to-date and year-to-date is primarily the result of $399,000 of securities losses that was taken in the fourth quarter of 2023.

Non-interest expense for the quarter-ended December 31, 2024 was $4.0 million compared to $3.1 million for the same period in 2023, a 27.6% increase. Non-interest expense for the year-ended December 31, 2024 was $12.6 million compared to $11.3 million for the same period in 2023, a 11.2% increase. The increase in non-interest expense quarter-to-date and year-to-date is primarily the result of one-time pre-tax merger and audit related expenses totaling $807,000 that was taken in the fourth quarter of 2024.

An income tax provision of $144,000 was recorded for the quarter ended December 31, 2024, compared to an income tax provision of $70,000 for the quarter ended December 31, 2023, a 105.7% increase. An income tax provision of $894,000 was recorded for the year-ended December 31, 2024, compared to an income tax provision of $660,000 for the year-ended December 31, 2023, a 35.5% increase. The increase in the tax provision is primarily the result of non-deductible merger expenses and by tax-exempt interest income representing a smaller percentage of total interest income.

Financial Condition

Total assets increased to $596.7 million as of December 31, 2024 from $560.6 million as of December 31, 2023, an increase of 6.4%. Cash and cash equivalents decreased $3.0 million from December 31, 2023 to December 31, 2024. Net loans increased by $47.9 million, or 12.5%, offset by securities available for sale decreasing $2.4 million and by interest-bearing time deposits decreasing $7.9 million from December 31, 2023 to December 31, 2024. Total deposits increased $16.8 million from December 31, 2023 to December 31, 2024, and Federal Home Loan Bank advances increased $27.4 million from December 31, 2023 to December 31, 2024. Federal Reserve Bank borrowings decreased $9.5 million from December 31, 2023 to December 31, 2024.

When compared to December 31, 2023, stockholders’ equity, excluding accumulated other comprehensive income (loss), increased $1.8 million to $60.3 million as of December 31, 2024. For the year-ended December 31, 2024 cash dividends of $1.45 per share were paid to shareholders, as compared to $1.41 for the same period in 2023. Mifflinburg Bancorp, Inc. remains well capitalized, with an equity-to-assets ratio of 9.4% as of December 31, 2024 and 9.8% at December 31, 2023.

The Bank maintained a strong liquidity position as of December 31, 2024, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $140.0 million and $1.7 million in additional borrowing capacity from the Federal Reserve’s Discount Window. In addition, the Bank has access to brokered deposits and has $6.3 million outstanding as of December 31, 2024.

About Mifflinburg Bancorp, Inc.

Mifflinburg Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law on February 3, 1986. The assets are primarily those of its wholly owned subsidiary, Mifflinburg Bank and Trust Company, established in 1872. Mifflinburg Bank and Trust Company is a full-service commercial bank servicing customers from seven locations in Union, Snyder, Northumberland and Centre counties.  The Bank has 77 employees. As of December 31, 2024, Mifflinburg Bancorp, Inc. had $597 million in total assets.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward -looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as “anticipates,” “believes,” estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should” and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties associated with newly developed or acquired operations; risks related to the proposed merger with Northumberland Bancorp; changes in consumer demand for financial services; our ability to control costs and expenses; adverse developments in borrower industries and, in particular, declines in real estate values; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and the other factors discussed in other reports Mifflinburg or Northumberland may file with the U.S. Securities and Exchange Commission (the “SEC”) . We do not undertake and specifically disclaim any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, expect as required by law. Accordingly, readers should not place undue reliance on forward-looking statements.

Mifflinburg Bancorp, Inc. and Northumberland Bancorp Merger - Additional Information and Where to Find It

On September 25, 2024 Mifflinburg Bancorp, Inc. (OTCPK: MIFF) and Northumberland Bancorp (OTCPK: NUBC) jointly announced the signing of a definitive merger agreement to combine the two companies in a strategic merger of equals. In connection with the proposed transaction, Mifflinburg has filed a registration statement on Form S-4 with the SEC. The registration statement includes a proxy statement of Northumberland and a prospectus of Mifflinburg for the Mifflinburg common stock to be offered to Northumberland shareholders in connection with the merger, that will be sent to Northumberland's shareholders seeking their approval of the proposed merger.The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Investors and security holders of Mifflinburg and Northumberland and their respective affiliates are urged to read the registration statement on Form S-4, the proxy statement/prospectus included within the registration statement on Form S-4 and any other relevant documents filed or to be filed with the SEC in connection with the proposed merger, as well as any amendments or supplements to those documents, because they will contain important information about Mifflinburg, Northumberland and the proposed merger. Investors and security holders will be able to obtain a free copy of the registration statement, including the proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about Mifflinburg and Northumberland, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by Mifflinburg will be made available free of charge in the “Investor Relations” section of Mifflinburg’s website, https://www.mbtc.com/Resources/Investor-Relations. Copies of documents filed with the SEC by Northumberland will be made available free of charge in the "Investor Information" section of Northumberland's website, https://norrybank.com/about-us/investor-information.

Participants in Solicitation

Mifflinburg, Northumberland, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger under the rules of the SEC. Information regarding directors and executive officers of Mifflinburg and Northumberland will be made available in the proxy statement/prospectus filed by Mifflinburg with the SEC in connection with this proposed merger, and certain other documents filed with the SEC by Mifflinburg and Northumberland, respectively. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Mifflinburg Bancorp, Inc. Consolidated Balance Sheets

(Dollars in thousands, except per share data)	(Unaudited) December 31, 2024	December 31, 2023 *
Assets
Cash and due from banks	$4,580	$10,087
Interest-bearing demand deposits	3,213	2,119
Federal funds sold	1,386	-

Total cash and cash equivalents	9,179	12,206

Interest-bearing time deposits	10,369	18,285
Debt securities available-for-sale, at fair value	116,053	118,439
Marketable equity securities, at fair value	268	322
Restricted investments in bank stock, at cost	2,300	1,085

Loans	436,339	387,924
Allowance for credit losses	(4,379)	(3,861)

Net loans	431,960	384,063

Premises and equipment, net	8,251	8,545
Accrued interest receivable	1,859	1,603
Other real estate owned	-	56
Bank owned life insurance	12,966	12,708
Net deferred tax asset	2,247	1,949
Other assets	1,235	1,327

Total Assets	$596,687	$560,588

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$69,746	$74,979
Interest-bearing	419,783	397,758

Total deposits	489,529	472,737

Repurchase agreements	1,143	1,231
Federal funds purchased	-	435
Federal Reserve Bank borrowings	-	9,500
Federal Home Loan Bank advances	43,050	15,700
Accrued interest payable	1,736	1,374
Other liabilities	5,312	4,825

Total Liabilities	540,770	505,802
Commitments and Contingencies

Redeemable Common Stock Held By Employee Stock Ownership Plan	1,877	1,764

Stockholders' Equity
Common stock, par value $1.00 per share; authorized 5,000,000 shares; issued 2,160,000 shares; outstanding 1,858,536 and 1,858,536 shares at December 31, 2024 and 2023, respectively	2,160	2,160
Capital surplus	1,899	1,899
Retained earnings	64,013	62,227
Accumulated other comprehensive loss	(4,424)	(3,769)
Treasury stock, at cost: 2024: 301,464 shares; 2023: 301,464 shares	(7,731)	(7,731)

Total Stockholders' Equity	55,917	54,786

Less maximum cash obligation to ESOP shares	1,877	1,764
Total Stockholders’ Equity Less Maximum Cash Obligations Related to ESOP Shares	54,040	53,022

Total Liabilities and Stockholders' Equity	$596,687	$560,588
* Derived from audited consolidated financial statements.

Mifflinburg Bancorp, Inc. Consolidated Statements of Income (Unaudited)

	For the three months ended December 31,		For the years ended December 31,
(Dollars in Thousands, Except Per Share Data)	2024	2023	2024	2023

Interest and Dividend Income
Interest and fees on loans	$6,040	$5,056	$22,357	$18,451
Interest-bearing deposits in banks	127	146	546	569
Federal funds sold	93	33	240	65
Securities:
Taxable	550	377	1,963	1,377
Tax-exempt	294	306	1,209	1,235
Dividends	47	51	196	226

Total Interest and Dividend Income	7,151	5,969	26,511	21,923

Interest Expense
Deposits	2,329	1,951	8,677	6,169
Federal Home Loan Bank advances	198	142	708	1,051
Other borrowings	103	129	452	246

Total Interest Expense	2,630	2,222	9,837	7,466

Net Interest Income	4,521	3,747	16,674	14,457

Provision for (recovery of) credit losses	512	-	680	(237)

Net Interest Income after provision for (recovery of) credit losses	4,009	3,747	15,994	14,694

Noninterest Income
Service charges on deposit accounts	120	113	451	443
ATM fees and debit card income	182	188	762	745
Gain on sale of loans	63	34	250	189
Commissions from investment product sales	19	15	83	95
Losses on sale of available-for-sale securities	-	(399)	-	(399)
Net marketable equity security gains (losses)	58	(2)	(55)	(78)
Earnings on bank owned life insurance	66	65	257	245
Other	66	47	222	195

Total Noninterest Income	574	61	1,970	1,435

Noninterest Expense
Salaries and employee benefits	2,159	2,081	7,462	7,218
Net occupancy and equipment expense	288	307	1,160	1,167
Data processing fees	183	161	698	643
Pennsylvania shares tax	114	99	450	394
Professional fees	94	22	202	141
Advertising expense	26	40	122	157
FDIC deposit insurance	70	62	259	246
Merger expenses	432	-	537	-
Other	652	376	1,699	1,350

Total Noninterest Expense	4,018	3,148	12,589	11,316

Income Before Income Taxes	565	660	5,375	4,813

Income Taxes	144	70	894	660

Net Income	$421	$590	$4,481	$4,153

Earnings Per Share - Basic and Diluted	$0.23	$0.32	$2.41	$2.24
Weighted Average Shares Outstanding	1,858,536	1,854,900	1,858,536	1,854,900